Exhibit 4.5
                                                                    -----------

                          BENTLEY PHARMACEUTICALS, INC.
             NONQUALIFIED PERFORMANCE VESTING STOCK OPTION CONTRACT
             ------------------------------------------------------

     THIS NONQUALIFIED PERFORMANCE VESTING STOCK OPTION CONTRACT entered into on this 19TH day of April, 1996, between BENTLEY PHARMACEUTICALS, INC., a Florida corporation (the "Company"), and ____________________ (the "Optionee").

                              W I T N E S S E T H :
                              - - - - - - - - - -

     1. The Company grants, as of the date hereof, to the Optionee options to purchase an aggregate of Six Hundred Thousand (600,000) shares of the Common Stock, $.02 par value per share, of the Company (the "Common Stock") with one-third of such options vesting and becoming exercisable when the closing price of the Company's Common Stock on the American Stock Exchange equals or exceeds the exercise price of $2.89 (being 110% of the fair market value of such shares of Common Stock on the date hereof) for twenty consecutive trading days; one-third when the closing price equals or exceeds the exercise price of $3.68 (being 140% of the fair market value of such shares of Common Stock on the date hereof) for twenty consecutive trading days; and one-third when the closing price equals or exceeds the exercise price of $4.73 (being 180% of the fair market value of such shares of Common Stock on the date hereof) for twenty consecutive trading days. These options shall not be treated as "incentive stock options" under Section 422 of the Internal Revenue Code. The Company intends that such options constitute Non-Qualified Stock Options and not be considered options issued under its existing Stock Option Plans.

     2. The term of these options shall be 10 years from the date hereof. The right to purchase shares of Common Stock under these options shall be cumulative, so that if the full number of shares purchasable in a period shall not be purchased, the balance may be purchased at any time or from time to time thereafter, but not after the expiration of the options. Notwithstanding the foregoing, the options may not be exercised at any time in an amount less than 100 shares (or the remaining shares then covered by and purchasable under the options if less than 100) and in no event may a fraction of a share of Common Stock be purchased under these options.

     3. These options shall be exercised by giving written notice to the Company at its principal office, presently One Urban Centre, Suite 548, 4830 West Kennedy Boulevard, Tampa, Florida 33609, Attn: Corporate Secretary, stating that the Optionee is exercising these nonqualified stock options, specifying the number of shares being purchased and accompanied by payment in full of the aggregate purchase price therefor (a) in cash, by check, or by any other form of consideration permitted by law, (b) with previously acquired shares of Common Stock, or (c) a combination of the foregoing.

     4. The Company shall at all times during the term of these options reserve and keep available for issuance or delivery such number of shares of Common Stock as will be sufficient to satisfy the requirements of these options, shall pay all original issue taxes or transfer taxes with respect to the issuance or delivery of shares pursuant to the exercise of such options and all other fees and expenses necessarily incurred by the Company in connection therewith, except for required income tax or other withholding amounts. As long as these options shall be outstanding, the Company shall use its reasonable best efforts to cause all shares issuable upon the exercise of these options to be listed (subject to official notice of issuance) on all securities exchanges on which the shares of the Company's Common Stock may then be listed and/or quoted on NASDAQ. The Company agrees to include the underlying shares of Common Stock issuable upon exercise of these options in a Registration Statement(s) to be filed by the Company with the Securities and Exchange Commission as soon as is practicable and will use its best efforts to keep such Registration Statement(s) effective for the entire time that these options are in effect. The Company shall pay all filing fees, related accountants' and counsels' fees and all other registration expenses incurred by the Company in complying with this requirement.

     5. In the event that the number of outstanding shares of Common Stock is increased or decreased or changed into a different number or kind of shares or securities by reason of any merger, share exchange, consolidation, reorganization, recapitalization, reclassification, stock split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company, an adjustment will be made to the remaining outstanding options so that the proportional interest of the Optionee after such an event will be, to the extent practicable, the same as before the event.

     6. Notwithstanding the foregoing, the Optionee acknowledges that the Common Stock to be received by him upon the exercise of these options may not be resold unless (a) a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock to be received upon the exercise of the options shall be effective and current at the time or
(b) there is an exemption from registration under the Securities Act for the issuance of the shares of Common Stock. At the request of the Company, the Optionee shall execute and deliver to the Company his representation and warranty, in form and substance satisfactory to the Company, that the shares of Common Stock to be issued upon the exercise of the options are being acquired by the Optionee for his own account, for investment only and not with a view to the resale or distribution thereof. In addition, the Company may require the Optionee to represent and warrant to the Company in writing that any subsequent resale or distribution of shares of Common Stock by him will be made only pursuant to (i) a Registration Statement under the Securities Act which is effective and current with respect to the Shares of Common Stock being sold, or
(ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, the Optionee shall prior to any offer of sale or sale of such shares of Common Stock provide the Company with a favorable written opinion of counsel, in form and substance satisfactory to the Company, as to the applicability of such exemption to the proposed sale or distribution.

     7. The Company may affix appropriate legends upon the certificates for shares of Common Stock issued upon exercise of these options and may issue such "stop transfer" instructions to its transfer agent in respect of such shares as it determines, in its discretion, to be necessary or appropriate under the registration requirements of the Securities Act.

     8. The Company may withhold cash and/or shares of Common Stock in the amount necessary to satisfy its obligation to withhold taxes or require the Optionee to pay the Company such amount in cash promptly upon demand.

     9. In the event that the employment with the Company shall be terminated for any reason (other than by reason of death or disability), these options may be exercised (to the extent that the Optionee was entitled to do so at the termination of his employment) at any time until the expiration of these options; provided, however, that if the Company terminates the Optionee's employment after a change in control of the Company, all options shall vest immediately and be exercisable in accordance with the terms of the Optionee's employment agreement. In the event that the employment of the Optionee shall be terminated by disability, the remaining unexercised portion of the options may be exercised by the Optionee (notwithstanding that the options had not yet become exercisable with respect to all or part of such shares at the date of termination) at any time until the expiration of these options. If the Optionee shall die while he is employed by the Company or during the period following termination of employment in which the Optionee had a right to exercise the options, such options may by exercised, as to all or any part of the remaining unexercised portion of the options (notwithstanding that the options had not yet become exercisable with respect to all or a part of such shares at the date of death) by a legatee or legatees of such options under the Optionee's last will, or by his personal representatives or distributees, at any time within twelve months after his death, but not thereafter and in no event after the date on which, except for such death, the options would otherwise expire.

     10. The Optionee represents and agrees that he will comply with all applicable laws relating to the grant and exercise of these options and the disposition of the shares of Common Stock acquired upon exercise of the options, including without limitation, federal and state securities and "blue sky" laws.

     11. These options are not transferable otherwise than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by him or his legal representatives.

     12. This Contract shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to the Optionee's rights hereunder.

     13. This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

     14. The invalidity or illegality of any provision herein shall not affect the validity of any other provision.

     15. Any notice to be given hereunder shall be in writing addressed to the Company at One Urban Centre, Suite 548, 4830 West Kennedy Boulevard, Tampa, Florida 33609, Attention: Corporate Secretary, and any notice to Optionee shall be addressed to 4 John Stark Lane, Hampton, New Hampshire 03482 or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, registered, with return receipt requested, and deposited, first class postage and registry fees prepaid, in a post office or branch post office regularly maintained by the United States Government.

     16. This Agreement embodies the entire agreement and understanding between the Company and the Optionee and supersedes all prior agreements and understandings relating to the subject matter hereof (with the exception of the Optionee's Employment Agreement which governs in the event of termination as a result of a change of ownership), but does not replace or have any effect on other options issued to the Optionee by the Company, and this Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing, signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced.

     IN WITNESS WHEREOF, the parties hereto have executed this Contract on the day and year first above written.


                                                BENTLEY PHARMACEUTICALS, INC.

                                                By:  _________________________


                                                     _________________________
                                                              Optionee